Exhibit 15.3

Annex A – integrant part of the letter of consent issued by SC Colliers International SRL on November 26, 2013, Bucharest, Romania

CONSENT

We hereby consent to the reference to our valuation of the Radisson Blu Hotel and Centre Ville Apart Hotel in Bucharest, Romania, as of December 31, 2012, 2011 and 2010, appearing in this Annual Report on Form 20-F of Elbit Imaging Ltd. and to the incorporation by reference of this Annual Report in the Registration Statement on Form F-3 (Registration No. 333-172122) and in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Colliers International
Colliers International

Bucharest, Romania
November 26, 2013